Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statements on Form F-3 of Novartis AG of our report dated February 1, 2022, except for the effects of discontinued operations discussed in Note 1 to the consolidated financial statements, which is as of January 30, 2024, relating to the financial statements, which appears in Novartis AG’s Annual Report on Form 20-F for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers AG

Basel, Switzerland

September 16, 2024